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                                                                      EXHIBIT 21

                   SUBSIDIARIES OF HALLWOOD ENERGY CORPORATION



HEC Acquisition Corp., a Delaware corporation

HEC Acquisition Partnership, L.P., a Delaware limited partnership

HCRC Acquisition Corp., a Delaware corporation